Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Second Quarter 2019 Results

Second Quarter 2019 Highlights

•	On July 1, 2019, Hexion emerged from Chapter 11, successfully completed its balance sheet de-leveraging and reduced total consolidated debt by more than $2.0 billion

•	Net sales of $892 million, a 10% decrease versus prior year

•	Net loss of $107 million, which included $156 million of reorganization expenses

•	Segment EBITDA of $112 million, a 13% decrease versus prior year
COLUMBUS, Ohio - (August 12, 2019) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the second quarter ended June 30, 2019.
“We are pleased to begin a new era for Hexion by successfully completing our balance sheet restructuring in an expedited pace,” said Craig A. Rogerson, Chairman, President and CEO. “Our new capital structure provides us with a strong financial foundation from which we can sustainably operate and grow our specialty chemical product portfolio. As an appropriately capitalized market leader with substantial free cash flow generation capabilities and a lower interest burden, we are well positioned to leverage our leading market positions, global manufacturing footprint, and specialty portfolio. We appreciate the support of our creditors throughout the process, as well as our valued customers, suppliers and associates.”
Mr. Rogerson added: “Second quarter 2019 reflected softer earnings primarily in our base epoxy, Versatic Acids™, and forest product businesses, partially offset by improved specialty epoxy results reflecting positive wind energy demand. Despite softer market conditions in certain end markets, we continue to position the company for a stronger sequential quarter and long-term success, as well as strategically investing in our business, such as our new Application Development Center in Shanghai that is expected to be open by year-end 2019. In addition, we are continuing to look for ways to streamline our business and we recently identified and are beginning to execute on $20 million of new cost savings that we expect to achieve over the next 18 months.”
Second Quarter 2019 Results
Net sales for the quarter ended June 30, 2019 were $892 million, a decrease of 10% compared with $995 million in the prior year period. Pricing negatively impacted sales by $36 million due primarily due to softer market conditions in our base epoxy resins business and methanol price decreases contractually passed through to customers across many of our businesses. Foreign currency translation negatively impacted sales by $34 million due to the strengthening of the U.S. dollar against the euro, Chinese yuan and Brazilian real in the second quarter of 2019 compared to the second quarter of 2018. Volume decreases negatively impacted net sales by $33 million, which was primarily related to volume decreases in our North American resins business due to weaker demand driven by high customer inventory levels and competitive pricing pressures, and in our phenolic resins business due to overall weakness in the automotive and construction industries. These decreases were partially offset by increased volumes in our specialty epoxy business due to strong demand in China wind energy. Segment EBITDA for the quarter ended June 30, 2019 was $112 million, a decrease of $16 million compared with the prior year period, driven primarily by the Company’s base epoxy resins and global forest products businesses, partially offset by cost reduction actions.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2019 and 2018. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$512	$564	$1,003	$1,104
Forest Products Resins	380	431	775	837
Total Net Sales	892	995	1,778	1,941

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$59	$72	$111	$142
Forest Products Resins	66	76	134	143
Corporate and Other	(13)	(20)	(30)	(39)
Total Segment EBITDA	$112	$128	$215	$246
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.
Epoxy, Phenolic and Coating Resins reported net sales of $512 million in the second quarter of 2019, a decrease of 9% from second quarter 2018 net sales of $564 million. Pricing negatively impacting net sales by $24 million due primarily to margin compression in our base epoxy resins business due to softer market conditions as compared to the second quarter of 2018. Foreign currency translation negatively impacted sales by $21 million, while volume negatively impacted sales by $7 million primarily related to volume decreases in our phenolic specialty resins and versatic acids businesses. These decreases were partially offset by increased volumes in our epoxy specialty business due to strong demand in China wind energy. Segment EBITDA for Epoxy, Phenolic and Coating Resins was $59 million, a decrease of 18% from second quarter 2018 results of $72 million. The $13 million decrease in Segment EBITDA as compared to the prior year was primarily due to weaker base epoxy resins results.
Forest Products Resins reported net sales of $380 million in the second quarter of 2019, a decrease of 12% from second quarter 2018 net sales of $431 million. The $51 million decrease in net sales as compared to the prior year reflected volume declines of $26 million due to decreases in our North American resins businesses and our North American formaldehyde business driven by softness in the oil and gas markets impacting triazine demand. Pricing negatively impacted net sales by $12 million, which was primarily due to methanol price decreases contractually passed through to customers across many of our businesses, and foreign currency translation negatively impacted sales by $13 million. Segment EBITDA for Forest Products Resins was $66 million, a decrease of 13% from second quarter 2018 results of $76 million. The $10 million decrease in Segment EBITDA as compared to the prior year was primarily due to the same factors impacting net sales.
Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the other segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges in the second quarter of 2019 declined by $7 million compared to the second quarter of 2018 due primarily to our ongoing cost reduction efforts and timing of variable compensation costs.
Global Restructuring Programs
During the first half of 2019, the Company achieved $7 million of cost savings related to its restructuring program. In addition, Hexion recently identified approximately $20 million in additional cost savings primarily related to selling, general and administrative cost reductions. At June 30, 2019, Hexion had approximately $23 million of total in-process savings that it expects to realize over the next 18 months.
Successfully Completed Balance Sheet Restructuring
On July 1, 2019, Hexion successfully completed its balance sheet de-leveraging and emerged from Chapter 11. As a result of this process, Hexion has reduced its debt by more than $2.0 billion, received an infusion of $300 million in equity capital through a rights offering and raised approximately $2.0 billion in exit financing. Throughout the bankruptcy court-supervised process, Hexion’s global operations continued uninterrupted, providing customers with high-quality products and service. The de-leveraging plan provided for payment in full to the Company’s trade creditors.
Liquidity and Capital Resources
At June 30, 2019, Hexion had total debt of approximately $3.9 billion. Following the refinancing of its capital structure and emergence from the Chapter 11 proceedings on July 1, 2019, the Company’s pro forma debt as of June 30, 2019 totaled approximately $1.8 billion and consisted primarily of the Company’s approximately $1.2 billion Senior Secured Term Loans due 2026 and $450 million Senior Notes due 2027. In addition, at June 30, 2019, the Company had $418 million in liquidity.
Giving effect to the Company’s new capital structure following emergence, Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net loss or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA and Pro Forma EBITDA.
Pro Forma EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Pro Forma EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Pro Forma EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Pro Forma EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net loss determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Pro Forma EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Indenture governing the Senior Notes due 2027 should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Pro Forma EBITDA and the Fixed Charges Ratio.
Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the effectiveness of the overall restructuring activities pursuant to the Chapter 11 filings and any additional strategies that we may employ to address our liquidity and capital resources, the timing for resolving and any impact of the network security incident, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
(DEBTOR-IN-POSSESSION)
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Net sales	$892	$995	$1,778	$1,941
Cost of sales	757	829	1,507	1,618
Gross profit	135	166	271	323
Selling, general and administrative expense	61	77	152	159
Gain on disposition	—	—	—	(44)
Asset impairments	—	—	—	25
Business realignment costs	11	5	15	14
Other operating expense, net	8	11	16	20
Operating income	55	73	88	149
Interest expense, net (contractual interest expense of $83 and $163 for the three and six months ended June 30, 2019, respectively)	9	84	89	167
Other non-operating (income) expense, net	(10)	8	(11)	7
Reorganization items, net	156	—	156	—
Loss before income tax and earnings from unconsolidated entities	(100)	(19)	(146)	(25)
Income tax expense	8	3	15	11
Loss before earnings from unconsolidated entities	(108)	(22)	(161)	(36)
Earnings from unconsolidated entities, net of taxes	1	1	2	2
Net loss	$(107)	$(21)	$(159)	$(34)
Net income attributable to noncontrolling interest	(1)	(1)	(1)	(1)
Net loss attributable to Hexion Inc.	$(108)	$(22)	$(160)	$(35)

HEXION INC.
(DEBTOR-IN-POSSESSION)
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $15)	$96	$128
Accounts receivable (net of allowance for doubtful accounts of $16)	499	412
Inventories:
Finished and in-process goods	242	240
Raw materials and supplies	109	94
Other current assets	69	57
Total current assets	1,015	931
Investment in unconsolidated entities	20	19
Other long-term assets	42	34
Property and equipment:
Land	90	89
Buildings	287	285
Machinery and equipment	2,320	2,293
	2,697	2,667
Less accumulated depreciation	(1,870)	(1,826)
	827	841
Operating lease asset	95	—
Goodwill	108	109
Other intangible assets, net	24	27
Total assets	$2,131	$1,961
Liabilities and Deficit
Current liabilities:
Accounts payable	$293	$384
Debt payable within one year	438	3,716
Interest payable	7	82
Income taxes payable	6	5
Accrued payroll and incentive compensation	38	52
Current portion of operating lease liabilities	21	—
Financing fees payable	104	—
Other current liabilities	106	106
Total current liabilities	1,013	4,345
Long-term liabilities:
Liabilities subject to compromise	3,672	—
Long-term debt	90	99
Long-term pension and post employment benefit obligations	184	221
Deferred income taxes	15	15
Operating lease liabilities	74	—
Other long-term liabilities	164	195
Total liabilities	5,212	4,875
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2019 and December 31, 2018	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(26)	(18)
Accumulated deficit	(3,285)	(3,125)
Total Hexion Inc. shareholder’s deficit	(3,080)	(2,912)
Noncontrolling interest	(1)	(2)
Total deficit	(3,081)	(2,914)
Total liabilities and deficit	$2,131	$1,961

HEXION INC.
(DEBTOR-IN-POSSESSION)
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In millions)	2019	2018
Cash flows used in operating activities
Net loss	$(159)	$(34)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	52	58
Non-cash asset impairments	—	25
Non-cash reorganization items, net	139	—
Loss on sale of assets	3	2
Gain on disposition	—	(44)
Amortization of deferred financing fees	—	8
Unrealized foreign currency (gains) losses	(7)	12
DIP Facility financing fees included in net loss	13	—
Other non-cash adjustments	(2)	(2)
Net change in assets and liabilities:
Accounts receivable	(88)	(27)
Inventories	(19)	(40)
Accounts payable	(28)	12
Income taxes payable	8	1
Other assets, current and non-current	(8)	(18)
Other liabilities, current and long-term	(17)	5
Net cash used in operating activities	(113)	(42)
Cash flows (used in) provided by investing activities
Capital expenditures	(43)	(43)
Proceeds from disposition, net	—	49
Proceeds from sale of assets, net	1	1
Net cash (used in) provided by investing activities	(42)	7
Cash flows provided by financing activities
Net short-term debt borrowings	(4)	3
Borrowings of long-term debt	667	294
Repayments of long-term debt	(527)	(243)
DIP facility financing fees	(13)	—
Long-term debt and credit facility financing fees paid	—	(1)
Net cash provided by financing activities	123	53
Effect of exchange rates on cash and cash equivalents, including restricted cash	—	(3)
Change in cash and cash equivalents, including restricted cash	(32)	15
Cash, cash equivalents and restricted cash at beginning of period	128	115
Cash, cash equivalents and restricted cash at end of period	$96	$130
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$66	$159
Income taxes, net	10	10
Reorganization items, net	17	—

HEXION INC.
(DEBTOR-IN-POSSESSION)
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Reconciliation:
Net loss attributable to Hexion Inc.	$(108)	$(22)	$(160)	$(35)
Net income attributable to noncontrolling interest	(1)	(1)	(1)	(1)
Net loss	(107)	(21)	(159)	(34)
Income tax expense	8	3	15	11
Interest expense, net	9	84	89	167
Depreciation and amortization	26	28	52	58
EBITDA	$(64)	$94	$(3)	$202
Items not included in Segment EBITDA:
Asset impairments	$—	$—	$—	$25
Business realignment costs	11	5	15	14
Gain on disposition	—	—	—	(44)
Transaction costs	3	3	26	6
Realized and unrealized foreign currency (gains) losses	(7)	15	(6)	22
Reorganization costs	156	—	156	—
Other	13	11	27	21
Total adjustments	176	34	218	44
Segment EBITDA	$112	$128	$215	$246

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$59	$72	$111	$142
Forest Products Resins	66	76	134	143
Corporate and Other	(13)	(20)	(30)	(39)
Total	$112	$128	$215	$246

HEXION INC.
(DEBTOR-IN-POSSESSION)
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO PRO FORMA EBITDA (Unaudited)

June 30, 2019
LTM Period
Net loss	$(287)
Income tax expense	44
Interest expense, net	288
Depreciation and amortization	107
Accelerated depreciation	4
EBITDA	156
Adjustments to EBITDA:
Asset impairments and write-downs	7
Business realignment costs (1)	30
Realized and unrealized foreign currency gains	(1)
Unrealized gains on pension and postretirement benefits (2)	(13)
Transaction costs (3)	33
Reorganization costs (4)	156
Other (5)	47
Cost reduction programs savings (6)	23
Pro Forma EBITDA	$438
Pro forma fixed charges (7)	$112
Ratio of Pro Forma EBITDA to Fixed Charges	3.91

(1)
Primarily represents cost related to headcount reduction expenses and plant rationalization costs related to in-process and recently completed cost reduction programs, termination costs and other costs associated with business realignments.

(2)	Represents non-cash gains resulting from pension and postretirement benefit plan liability remeasurements.

(3)	Represents certain professional fees related to strategic projects, including $23 million of certain professional fees and other expenses related to our Chapter 11 proceedings prior to filing.

(4)	Represents incremental costs incurred directly as a result of our Chapter 11 proceedings after the date of filing.

(5)	Primarily includes retention program costs, business optimization expenses, and expenses related to legacy liabilities.

(6)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(7)	Reflects pro forma interest expense based on the New Credit Facilities and Senior Notes as of July 1, 2019 when the Plan became effective and the Company emerged from the Chapter 11 proceedings.